UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

OAK STREET HEALTH, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following is a transcript of a video distributed by Oak Street Health, Inc. to its employees on February 24, 2023

Oak Street Health Fireside Chat Transcript

Mike Pykosz: It is a real pleasure for me to introduce Karen Lynch and do a town hall with her, and I have a quick bio I’m going to read on Karen’s accomplishments. So if you didn’t know this, and judging by the attendance here, you probably did know this.

She is the President and Chief Executive Officer of CVS Health, which is a leading health solutions company. What is impressive, they have 300,000 people that work at CVS. They touch the lives of more than 100 million people in the US through their health care offers across, including 9,000 pharmacies. And what is also very impressive - you know, I was kind of wondering, I was walking down the hallway and I kind of forgot what was in the afternoon and I just saw all these people here, and I thought ‘this is great, people are coming back to the office. We’re working in person here. And then Patton dropped off my prep document and I started reading it, and I read that Karen was named the top ranking leader in 2021 and 2022 on Fortune’s list of the 50 most powerful women in business. In 2022, Fortune also named her the most inspirational CEO in the country, and she’s on the list of Bloomberg 50 of People Who Changed Global business. And then, I realized that’s why there are so many people here. So I won’t pretend that I’m not a little hurt, but we’ll let it go.

Karen S. Lynch: But what that bio doesn’t tell you - I am a wife. My husband’s name is Kevin. I’m a dog mom and I have a Portuguese water dog. She’s two years old. Her name is Piper. She was born on Christmas Day and we named her after 11 pipers piping. And I am an avid Peloton fanatic, so the bios never tell you like the “real stuff.”

Mike Pykosz: Well, actually, we saw that in the video you sent. And I got a question, I’m going to ask this as your first question. So who’s your favorite instructor?

Karen S. Lynch: I’m a big Sam Yo fan because he’s just like, he’s hard, he’s sneaky hard, and he’s very diligent. So, like, no frills about him.

Mike Pykosz: I want to be your Peloton friend, I forget how to do that. I’d probably be embarrassed. I don’t want you to see how many times I’m riding – that’s a problem.

Karen S. Lynch: I’m like a fanatic over the blue dot, like if I can’t ride—like yesterday we had a big conference in Washington DC. All of our national salespeople were together for our PSS business and I couldn’t ride, so I had to do yoga. I did power yoga, so I just get that little blue dot, like I’m obsessed with that blue dot.

Mike Pykosz: So other than being obsessed with Peloton, I’m curious like what made you take the path you took at work? What makes you get up in the morning and go to work every day? I’m just curious for you personally.

Karen S. Lynch: Yeah, I have a real personal story. I lost my mom when I was 12 to suicide, and then my aunt took us in, and I lost her when I was in my mid-twenties due to cancer. She had breast cancer, she had lung cancer. And I was sitting in a hospital bed at the time in a hospital room with her not knowing what questions to ask, not knowing what to do.

And given sort of those two events in the health care system in my life, not knowing what to do in either one of them, I made it a personal mission that I would try to change health care so that people could understand it, that people could find a connection, that people knew where to go when they needed help or support. Because, as you all know, health is one of your most important assets that you have. But also when you’re having health issues, it’s the most vulnerable time in your life. And you know we’re a company and now I have that opportunity with a big platform to really change how people interact with the health care system. Not dissimilar to what your mission and what your goals are all about.

And that’s why I am so excited about bringing these two companies together. But that’s where sort of that passion [comes from]. That’s what gets me up every single morning to fight the big fight. Because as you know, health care is complicated. It’s not easy. And we have an opportunity, and you guys are doing amazing things, and we have an opportunity to really change the way people experience health care. And that’s what that’s what I’m all about. And that’s, quite frankly, what CVS is all about. And maybe when we talk a little bit about purpose later, I’ll talk about how the teams think about it.

Mike Pykosz: Actually jump in there. Tell me about that.

Karen S. Lynch: Yeah. So when I first took over as CEO, one of the first things I did was I reached out to my colleagues and I asked them, what do you think our purpose of this company should be now that we have three different businesses, we’re clearly pivoting to be much more of a health solutions company. And they came back. So it wasn’t me saying, this is what I think our purpose should be. It was our colleagues who came together and said, we want our mission to be that we bring our heart to every moment of your health. And that really came from all of our colleagues. And I didn’t expect that, quite frankly, I thought it would be much more corporate.

And I was really excited about that because what that says is that we’re going to kind of have empathy, that we’re interacting with you said 100 million people through our insurance businesses, but 5 million people walk into a CVS health location every single day, and so if we can sort of have that as a purpose, we bring our heart to every moment of your health, that’s a powerful purpose. And the entire organization rallied behind it. And so that’s really kind of where that’s where that all came from.

Mike Pykosz: Our marketing team is very excited about the 5 million people that walk through your doors every day. So not lost upon us. So what is the biggest challenge or unexpected challenge you found since you took over the job?

Karen S. Lynch: You know, I think the biggest challenge has just been the sheer magnitude of the task at hand. Right. And we’re chipping away at it every single day. And I think what probably surprised me the most was the number of emails I get on a daily basis from customers. And I’m adamant about reading every single one of them. And it was funny because when I first started, you know, my assistant came in and said, okay, you’re going to get emails from customers, we’re just going to block all of those. I said, Oh no, you will not be blocking all of those. I want to read them. I respond to a lot of them and then send them to the team. We have an executive team that handles them, but they give you and you know this right? They give you a real glimpse into what’s going on and how people are engaging and experiencing your company. And it’s really given me great insight of things that we need to change or things that we need to address. And I think that’s been, but the magnitude of it has been bigger than I thought.

Mike Pykosz: The team knows my mom is a patient at Oak Street Health, so they’ll hear the good, the bad, and the random that she experiences in her journey, which is good.

Karen S. Lynch: You want that because, my view is you can only get better based on that feedback, right?

Mike Pykosz: Absolutely. Where do you see CVS going from a strategy, from a vision standpoint?

Karen S. Lynch: Yeah. So think about CVS and CVS was always considered sort of your corner drugstore. And one of the things that the executive team and I have been really doing is reshaping how we think about CVS Health. And we’re really pivoting the company to be a health solutions company. And as we looked at kind of the landscape of our portfolio and this is where Oak Street is going to come in, we said how do we build sort of an extension of the services that we have to offer today? And how do we really pivot to kind of have a longitudinal relationship with people that we’re interacting with? And, you know, we also had to say kind of, look, you know, our businesses are functioning really well. They’re delivering standard, you know, consistent earnings and revenue. And we needed to look for all new sources of revenue.

And what we said was, okay, we can extend into the health services. And I’ve been very clear about this, that we wanted to extend into primary care, that we wanted to extend into the home, and that we wanted to extend through provider enablement. You likely saw we made an announcement of an acquisition at the end of last year. We are acquiring Signify Health. And then we did an exhaustive search on people who were in primary care. And we were very deliberate. We wanted a very strong management team, we wanted a company that was tech forward, we wanted a company that had the ability to scale, and we were looking for a company that had similar passion and purpose that we did so that it wasn’t sort of this square peg in a round hole. And that’s when we started the conversations with you and, and then here we are today.

Mike Pykosz: Yadda, yadda, yadda.

Karen S. Lynch: There was a whole lot of yadda, yadda, yadda. So here we are.

Mike Pykosz: Yes. Well, what did you first hear about Oak Street? When did you personally like when did it get on your radar as a company and when did you get interested?

Karen S. Lynch: Oh, I think it well, you were on our radar as soon as I took over and we were kind of looking at the landscape. We had a big Investor Day when I rolled out, it was December 2021, when I rolled out the big sort of reveal as the new CEO of CVS Health.

And then, you know, you came kind of on our radar and then me and you started talking kind of I don’t remember exactly when, but you know, sometime last year, and we’ve been continuing to have those conversations. I actually went and visited one of the clinics in Woonsocket, Rhode Island. I think you probably saw that. And that’s what sold me. What sold me was that Mike walked in and goes, I didn’t prep, I didn’t call them to tell them I was coming. And what I was probably most impressed by was just the enthusiasm of the team in that clinic. And I think what kind of pulled at my heart was there was a woman, if you remember, in the room, and she was working, and she said that she’s lonely and that she goes there every day and she was helping do things to help decorate, you know, that that part of the center and that that’s what really sold me on. Wow. You know, they are doing something meaningful because people not only look at this as a place to get their health, they look at it as a community.

And one of the things that’s most important to me is being in the community, and we’re in the community today, and that sort of I mean, lots of things did it for me, but that really tugged at me. That was kind of like, this is the company.

Mike Pykosz: If all of you can picture us and you guys, in true Oak Street fashion, we set this visit up. You know, I said I’m coming to give a tour with some people from payors, and it’s close enough, and it’s like you would give her a tour and like in true Oak Street fashion, they were like Hi Karen, nice to meet you Karen, let me tell you about my job as a PRM, let me tell you about the community. It was so great because they did not know, nor could they care who she was all day. All they cared about was, let me tell you how great Oak Street is. And like I could have, I was so proud because I could have, I couldn’t have gotten a better reaction if I paid actors to do it.

Karen S. Lynch: It was great. And then just watching the van come up and bring people in and it just it just showed the breadth of what you do and what the empathy and the compassion really spoke volumes of the individuals that were there.

Mike Pykosz: So one of the questions people have asked a lot is, you know, how do you envision Oak Street fitting in? What do you think will stay the same at Oak Street Health? What will change? How do you how do you see that playing out?

Karen S. Lynch: Well, my hope is that not a lot changes from what you got that you do today. That is not our intention. As you know, this is not a business we’re in. This is an extension of offering health care. And so my hope is, you know what you’re doing. You have been incredibly successful. What we offer is the ability for resources, the ability to scale, we have Medicare members, 2 million of them. And so there’s lots of things I think that we can offer you. So this is you guys have been incredibly successful and I don’t want to break that. We didn’t buy you to break it. We bought you so that we could accelerate what you’re doing and give you the resources necessary. And I am committed to that. And I know my CFO is committed to that.

Mike Pykosz: He’s more generous than our CFO, so.

Karen S. Lynch: I don’t know about that, and I’m not going to tell him that you said that. So I think, you know, obviously, you know, one of the things that we’re creating is a fourth division in the company. So you’ll fall under kind of a fourth division. And that’s where we’re investing all of our capital. That’s our new businesses and that’s where that’s the kind of future of CVS Health is really in that structure.

Mike Pykosz: If we’re sitting here a year post close, you know, what would you say success would look like?

Karen S. Lynch: So here’s what I always think about things is what is the press release kind of read? Yeah. And, you know, I’m sitting here one year, five years down the road and, you know, I think what we read is they truly redefined health care in America. They’ve, you know, they’re bringing assets to bear to help people navigate the health care system. They are using technology and ways to connect to people so that they’re connected it to their health care. And that not only has this been successful, they’ve continued to be innovative and creative in serving the needs of our seniors. And that’s what I like the press release to read.

Mike Pykosz: So, I want to point out two things. Number one, I didn’t share these questions nor rehearse any of this. So for the record, and I say it would take us 10 years to transform health care, and she’s saying it’s going to take 5. So we need to up our game, I’m too patient in my old age. That’s what I’m getting out of this.

Karen S. Lynch: Don’t talk about old.

Mike Pykosz: That’s my takeaway.

Karen S. Lynch: Don’t talk about old.

Mike Pykosz: Sorry. My takeaway is I’m too patient out of this conversation. I think that’s … Umm…

Member in the Audience: Disagree.

Mike Pykosz: Umm… How do you see Oak Street, I guess, more tightly fitting in with the different business? I mean actually, maybe it would be helpful for the group to give us a quick overview of the three business units.

Karen S. Lynch: Yeah.

Mike Pykosz: And then how do you see where we can be helpful to them, where they can be helpful to us? How we fit in? And all of those kind of questions.

Karen S. Lynch: Yeah, so we have three different businesses. Our first business is our Aetna insurance business, we serve about 24 million lives across Medicare and Medicaid, and our commercial business. And we just recently entered into the individual exchange business where we just sold a million new members starting 1/1, starting this year. We then had, so obviously, and we have been growing our duals population as well, so Medicare, 2 million members, huge opportunity for us to think about on how we leverage Oak Street through benefit designs and product advancements, and really kind of push in that. So, lots of opportunity for us to accelerate growth to get to our members. But, I want to be really clear, we will be payor agnostic. We cannot, and I’m adamant about that, obviously Humana is your single biggest client, important client, and, you know, being payor agnostic, but you asked how to use our businesses, so answering that specific question.

Karen S. Lynch: Then we have our Caremark –

Mike Pykosz: We like, we’re members too. We’re alike.

Karen S. Lynch: Yes. Exactly, we’re not, we’re like what? 3 or 4 down the path from, you know, we’re not even on your radar for members…

Mike Pykosz: I’m not sure you’re top 5.

Karen S. Lynch: Yeah, we’re definitely not top 5. Then we have our pharmacy services business, it is a pharmacy benefits management company. We have about a 100 million members, just in that business alone. Our clients are typically health plans and large employer groups. Again, another population for us to understand and mine, for use of Oak Street.

Then we have what we call our retail business, which is really what you normally think about is the stores. The way I think about the stores is there’s two parts of our stores. There’s the front store where you can buy candy, and health things. And then there’s the back of the store, which is really our pharmacy and MinuteClinics, which in my view is true care delivery. So that, kind of MinuteClinic and Health Hubs, can be a kind of an overflow – which I think you asked me the question once, “Are you going to make us MinuteClinics?” The answer is absolutely no. We can, you can leverage for wrap around services –

Mike Pykosz: I just want to make sure everyone heard that, we’re not going to be doing that, take that off the table.

Karen S. Lynch: Yeah, take that off the table. I saw that as a question, and I was like no no no. We want to be the ancillary part of that. So if physicians want to have someone follow up for a vaccine or something and they can’t get to that, maybe they send to them to a Health Hub or to a MinuteClinic. Obviously, we have nurse practitioners, so maybe you can leverage our nurse practitioners, should we need to.

Mike Pykosz: Be careful what you offer, our provider services, are calling in all of that. Karen said you can come work at Oak Street now.

Karen S. Lynch: So, there’s lots of opportunities there, and then kind of medication adherence, pharmacy reconciliation. We do a lot of clinical programs in the pharmacies so there’s a lot of opportunities to support Oak Street with regards to the pharmacy. Lots of opportunities, and I look at it as how do we support Oak Street versus how does Oak Street support us. And that’s kind of a shift some people are going to have to make and not some that we are going to have to make.

Mike Pykosz: Okay.

Karen S. Lynch: So, I hope that helps.

Mike Pykosz: So how would you describe the culture at CVS?

Karen S. Lynch: Oh, can I just talk –

Mike Pykosz: Yeah, go.

Karen S. Lynch: Can I just talk about one other thing? Because what I didn’t talk about was Signify Health. And Signify Health is another kind of opportunity for us. [2]SO, that creates another opportunity for Oak Street as we think about marrying those two assets. And one of the things that I’ve been talking to about the investors about, is we now have the absolute premier value-based payor agnostic companies in America. And that is truer than true. And I’m really excited about it. And thanks to all of you, you’ve made in a very short period of time, in 10 years, that is a very short period of time to accomplish the things that you have accomplished, and you should be very proud of what you have been able to do.

Karen S. Lynch: CVS is 60 years old this year, and Aetna is 170 old this year.

Mike Pykosz: Wow.

Karen S. Lynch: Just to give you a sense, you guys have done amazing things in 10 years.

Mike Pykosz: So 160 years, we need to get to, we can kind of see the trajectory. Yeah.

You know, one thing, that I will echo what you said, and I’ve said this to you guys all the time and hopefully you believe me. And now you are hearing from Karen too. We have the best team in health care and that is what has allowed us to build the best primary care model in healthcare. And Karen you’ll see this about Oak Street, and one thing I love about Oak Street is that we are the most, like, self-evaluative people ever. We’re definitely a group, we’ve accomplished this, but we’ve reduced hospital emissions by 50%. How do we get to 55? Here’s all the opportunities we have to get better. And like, I’ve loved that about our culture. But, I think, I love also hearing, you know, and I think it’s great for others to hear. I get to be external a lot and hear the external validation. So, you know, hopefully, you’re not just hearing it from me, I’m not just making it up, guys. Other people do think that too. Because you guys have all done an absolutely amazing job.

So one question people ask, is, I get this question actually a lot during the town halls. And I had, my answer is, I have absolutely no idea, I should probably figure this out. Which is, what is the culture like at CVS?

Karen S. Lynch: I think, I define culture in a number of ways. It’s the how do people interact with each other, how do you engage with one another, what is kind of the corporate values and behaviors. You know, I talked about the purpose before, and our colleagues came together and put the purpose together, we actually asked them to put together what we call “our hard at work behaviors.” And my goal, and every culture is different, and I look at culture as an evolving journey. But, my continued goal is, do we lead with empathy? Do we respect and value one another? Do we operate at the highest integrity possible? And those are some of the core things that we aspire to be, and I think we’re doing a good job. Are we kind of there yet? No, because we have 300,000 people. We’re a microcosm of America. So is it like that in every business and department? No, but that’s what we are trying to do, I hold ourselves accountable, we hold ourselves accountable. And when we don’t see it, even in our leadership team, I call, we put the most on the table and have a conversation about it.

Mike Pykosz: All right, good. Thank you. Appreciate that. All right, that is the extent of my prepared questions. I will turn over to all of you. What questions do you have?

Member in Audience: Right, you’ve been part of an acquisition before coming to CVS and now leaving CVS. Any reflections from that? And advice you can share with us as a lot of us are going through this for the first time?

Karen S. Lynch: Yeah, and so what I would say is change is never easy. And there’s all kinds of emotions with it. In my experience, I’ve always sort of kept an open mind, and you know, gave my opinions when I thought they were doing this and that makes sense. Or they’re doing this, and that doesn’t make sense. And I would say use your voices, because sometimes companies when they’re acquiring think they know. And they don’t. You’re the expert, so share that. My hope is though, that there’s not going to be a lot of integration from the company because, you know, you’re going to be operating as a separate entity. And there will be some, you know, financial things and, you know, legal things, but you will be part of a bigger company. So, you get some of the benefit of a lot of opportunities, and that’s what kind of struck me, even coming from Aetna, which is a really big company, to a much bigger company. There’s more opportunities for growth, more opportunities for development, to do different things, to get involved in different things. And what I think, what I learned from that was, kind of keep an open mind. That’s sort of the best advice I can give all of you. And that’s what worked for me, and I’ve been on a number of, a bunch of acquisitions. We acquired Coventry when I was running Aetna, and I ran the entire integration of that. I am very passionate about asking the question, what is the impact to our colleagues? What is the impact to our customers? And I can assure you, if you ever have a meeting with me, those are the 2 questions that come out of my mouth. The first two is, well, what is the impact to our colleagues? What is the impact to our customers? And that’s how we kind of espouse to answer questions in our company.

Mike Pykosz: Good, took some notes, good to know.

Mike Pykosz: So one thing, you know, one thing I always think is interesting is you can kind of see what actually transpires. And one thing that’s actually fascinating about CVS is Karen was a part of Aetna for those of you who don’t know. CVS bought Aetna and not 20 years later, Karen is the CEO of the whole thing. I think that also speaks to when we talk about opportunities for people at Oak Street Health. I think there will be, one we’ll keep everyone here, but there certainly will be opportunities. And of the things that’s really interesting, in the kind of the process to do due diligence in all the kind of meetings that we had. The team that I spent the most time with at CVS was their HR team, their people team. And, as you can tell it was a very huge focus of theirs to understand our leadership, you know, how do we make sure we motivate people thinking about this, and all those different questions. But I can kind of tell this tension their chief people operation had, her name is Lori, because in one breath she’d be like, “Oh my gosh, you have an incredibly talented team” and like, “there were so many opportunities there at CVS,” and that’s for sure, “but like we’re not going to take your people.” And I was like, it was great. You see this like, kind of tension between, like feeling like tension like oh my gosh it’s going to be a great funnel of talent for this broad organization to, but, we also want to keep Oak Street strong. And that’s perfect, right? Like I think for hopefully all of you know, I hope you all stay here. I expect all of us to stay within the family. I think it will create even more opportunities both because Oak Street is going to able to grow faster, which is going to grow our pyramid. But then, for people who are looking for getting broader experience in healthcare, there will be more opportunities there. So I think that’s something that’s an ancillary benefit, that I’m a little torn because I don’t want anyone leaving the little family. But the bigger family, I think, will also create opportunities and I thought really, one, they said those words, but they actually, you know, you see a real example of that happening in the most meaningful way.

Karen S. Lynch: Yeah, just to give you a sense, I actually, I don’t even know if I told you this, but I actually did an HR job as part of my overall career development, so I have a very much of a focus on people, on training and developing. And one of the first things I did when I took over as CEO, I raised minimum wage, I held benefit cost flat. We just invested $100 million in our frontline colleagues at the end of the last year to say thank you for kind of what they’ve been doing for over the course of last year. We waived the waiting period, there’s a 90 day waiting period for health benefits. Those are just some, those are just kind of how we think. You kind of asked a culture question, but those are some of the examples of the things that we’ve been doing over time as well.

Mike Pykosz: That’s great, I did not know that.

Member of the Audience: Karen, thank you so much for welcoming us into the CVS family. We’re super excited what this acquisition will mean for our patients, our future patients, for our communities, and as you just noted for us, professionally. I’m curious and wondering if you would be able to speak to some of the longer-term goals. As you look at CVS family, you know, 10 years from now, what are some of the milestones that you are orienting around? How will you quantify kind of the pop average around your goals? And there’s something that we care a lot about at Oak Street is advancing diversity equity and inclusion, and if you could speak to some of your efforts.

Karen S. Lynch: Yes, so on diversity, equity and inclusion, that’s kind of core to what we do. We actually have, we just brought in a new chief diversity officer, she’s coming from Cisco, and she’s really, we’re tasking her to help us on our longer-term goals. We’ve been really deliberate around kind of as, you know, you get what you measure. And we’ve been, our numbers are really impressive for the last two years on kind of building a diverse workforce, including my executive team, which was not diverse when I came in. It is now very diverse, and so, important part. The other part of what’s kind of important to us is health equity. We are one of the, I actually think, we are, might be the only, one of few that has a chief health equity officer in our company.

Her name is Dr. Joneigh Khaldun, and she has set forth a goal for us where we’re focusing in communities to improve heart health and mental health: two very important areas that the underserved community doesn’t have access to. We also have what we call Project Health. Project Health—we have a number of vans that go into underserved communities, and we do screenings for the individuals in those communities, and then we try to connect them to broader care if possible. So, we’re doing it. So, that’s a big core part of what we do. In that vein, we also have what we call “workforce initiative training centers.” So, we have about seven of them in underserved communities where we bring people in, and we train them. And we either train them in how to be a pharmacy tech, or we might train them in how to be a cashier, or we might just change – train them in general job skills. And we work with community organizers that, you know, that are in the community and are helping train individuals. And, I was actually in one in Boston not that long ago, and they brought in a bunch of Boston public school kids that were in that facility, you know, just training how to even actually just count money. So, that is just something. There’s a lot more that I probably don’t even know we do. But, those are some of the broad things that we do because we’re committed. And, I talked about community before. Not only are we committed to kind of improving health, but we’re very focused on improving health equity in communities all across America. And last year we invested over $400 million in housing. And so, and we brought, you know, so that people would have places to live, because if people don’t have somewhere to call home, they don’t care. You know this better than I know. They don’t care about their health, right? So, we’ve been making big investments in communities to really support the underserved as well. So, this gives you a sense.

Mike Pykosz: So, I’m going to make a note to myself to make sure that we get one of those job training centers in Chicago.

Karen Lynch: I think we might have one.

Mike Pykosz: Even better—then we did to leverage the talent for here. One thing that – as I’m hearing you talk – and this is something I’ve always felt in this process. We’ve talked about this in other town halls… Like, I really got excited about this opportunity when I realized what a great home CVS Health could be for Oak Street. And when I hear the things Karen is talking about, it’s like, “Hey, these are the same things we’re thinking about we want to do.” And then she says the numbers. I’m like, “That number has three more zeros than our numbers do.” So, that’s really cool that we can kind of have a lot of alignment of what we’re doing and we can do what I think that some of the things that you want to accomplish in a very real, impactful, tactical, you know, in-depth way and we can expand the reach of that. And I think it can really, you know, drive that forward. So, it’s exciting, of course.

Mike Pykosz: Question—are there any emerging trends from the patient emails you got?

Karen Lynch: There’s not really emerging trends I would say. They kind of vary across sort of the gamut. And most of them come from service issues in the pharmacy and kind of having access to – “I didn’t get it on time” or “I can’t get it,” because as you know, there’s been some – recently, there’s been some drug shortages. So, sometimes I’m getting emails around that. And then just sometimes they don’t have a good service experience and they write me and tell me about, you know, maybe Mike, the pharmacist, didn’t treat them with respect. Now, we can go back. We have cameras in all our pharmacies and we can see all of that. Sometimes, that’s right. Sometimes that’s not right. And then we have training opportunities.

But what I would tell you is, what’s been really interesting to me is thinking about being in the community. And maybe about a month or two ago, one of our pharmacists saved a baby’s life. Her mom and the baby came up to the drive thru window and the baby stopped breathing. And the pharmacist said, “Hand that baby through the window to me.” And the pharmacist did immediate CPR and saved the baby while the pharmacy tech ran to the front of the store to pull them out, you know, get the mom when she was coming in. The other pharmacy tech called 911. And fortunately, you know, she saved the baby’s life and, you know, Mom and Baby are doing well. And last week we had a woman have a heart attack in our store. And again, the pharmacist, CPR, pharmacy tech called and we saved that woman’s life as well. So, that’s just, you know, sometimes you forget kind of what we do. And, you know, those are the stories that don’t get shared a lot. But, we are in the communities. We are making a difference. And, you know, I talk to our colleagues a lot about, you know, we touch, you know, a third of Americans, right? A third. And we do make a difference in people’s lives. And you talked about kind of what’s my ten-year goal like, what’s that press release? Did we really make a difference in people’s lives? Because that’s – in the end game, that’s what really matters. Are we helping people on their health journey and are we making a difference? And, that’s really my sort of ultimate goal. Can you measure that with numbers? No. Can you see that in sort of results with kind of how people are engaging with you, your NPS scores here, your gross stock scores? That’s what really matters.

Member in Audience: Karen, you spoke in your video to us about your obsessiveness with the consumer.

Karen Lynch: Yes.

Member in Audience: And we call them patients at Oak Street, but we also have our own framing around patient obsession and our own kind of cultural framework that is actually on these banners: “The Oaky Way” – how we think about service to our patients. Can you talk a little bit about CVS’s journey towards consumer obsessiveness? How you think about how you are planning for that? What you’re executing in that strategy? And how we might be able to play off each other as we continue to focus on keeping our patient and your consumer, you know, front and center?

Karen Lynch: Yeah, and it’s a really great question. And, you know, you’re obviously interacting with patients and, you know, we think about, you know, that’s really important and how what we’ve been doing over that, and I use consumer sort of in the broadest sense when engaging and we’re interacting with people because in the pharmacy, it might be a patient. It definitely is a patient in our MinuteClinics, and it might be a customer in our front store, and it could be an insured in our insurance businesses. So, I kind of take that broad umbrella of every time we interact. So, what we’ve been doing is really sort of we’ve been on this cultural journey, and we talk a lot about our interactions, and there’s a number of things that we’ve done. We all – the entire senior team went to Disney and we spent a week at Disney. Did you do that?

Mike Pykosz: We did that too.

Member in Audience: And every practice manager to Disney World. It’s set for the launch of The Oaky Way.

Karen Lynch: Yeah, it’s so similar to us and then what we’ve been doing and then we sent the next set of leaders and then we have a chief customer officer, and she’s partnering up with one of my other executives and that we’re taking those concepts and then we’re really kind of training our front line people and here’s how you interact and here’s kind of the kind of the way should greet people if they come into a pharmacy or if they come into a MinuteClinic to come and just, or you pick up the phone. So, we’re on that journey. At the same time, we used to measure with OSAT. We had a year of transition, so we just flipped over to NPS scores. So we’re – and you guys are amazing at NPS scores. Insurance is like negative. So, do we have a long way to go? But, so we’re really – then the executive team, part of our incentive plans are comped on our NPS scores. So, there’s a lot. So, we’ve been kind of on a journey over time. But it’s, as you know, it’s not a one and done, and it takes it takes a village.

Mike Pykosz: One of the ideas I’ve shared many times with our team is, can we get what we call “Patient Relation Managers” – you met one – can we get them hooked up to the Aetna customer service system? So, when someone has a challenge, we get them. They can get solved right there. Our teams would love that. There’s a lot of cool things that we can do together on that journey.

Karen Lynch: I love that for sure.

Mike Pykosz: Ken—he runs experience...

Member in Audience: Yeah, so a lot of conversations I’ve had over the last week, something that I won’t speak for everyone, but at least for myself and those that are closest to me. The mission in Oak Street is what keeps us here: Rebuilding health care the way it should be. A lot of personal stories related to it. What Mike does really well, communicating how the incentives are so closely aligned to where we work. For example, we perform as a business and we do the best we can for our patients. It’s so true. That’s ultimately created in this value-based care environment.

Karen Lynch: Yes.

Member in Audience: Obviously, your interest in Oak Street Health, you know, shows a strategic interest in this care. But I’m curious, when you think about your strategic partner is your executive team. What’s the conversation right now on value-based care and what that means for health care? Because it’s so important to us, and it’s interesting here.

Karen Lynch: Yeah, it’s not a conversation we just have with the executive team. It’s a conversation that we’ve had with the Board because our view is that this is the future of health care and if there is not value based care, then – I kind of look at it as if I’m a, you know, kind of a… if we’re not all incentivized to make people healthier, then we’re not really going to change the way health care is delivered in America. You know, we’ve talked a lot about it with our Board. We recently – I just brought in Dr. Amar Desai, who you probably know. And this is, you know, this is something that he – this is his mantle. And, this is where his objective is, is to really push us on the continual value-based care. I don’t think health care – if we all can’t solve that for the future of health care, I’m a little bit worried about what health care will look like if we don’t figure that out.

Mike Pykosz: One thing that’s changed probably the last year or two – and it’s really disappointing – but in the broader kind of – whether it’s the government or the media or thought leaders… I mean, value-based care used to be like the only bipartisan thing out there, right? How could you not want higher quality care at lower cost? Makes a lot of sense. It’s just obvious. And I think in part because it takes a long time to change a system that’s so entrenched like health care. So, it probably can’t move as fast as people want it to in solving problems.

Karen Lynch: The other thing I would just say is we do a lot of advocacy in Washington. So, we spent – I spent a lot of time there, the executives spend a lot of time there. We’ve actually been on the Hill just the last week because of the rate notice and all the things that’s going on there. I actually left a meeting with AHIP before I got here talking about the campaign that we’re pushing on, you know, to really support kind of what’s going on with the rate notice and value-based care. So, lots of time and energy for us really sitting in Washington.

Mike Pykosz: It’s exciting to – and I know these things are agreed upon and these all dreams, but this is where I think we can think through, okay, what is the formulary that our patients need to have affordable drugs So, I think we’ll have a much bigger ability. I am hopeful that to actually drive the type of change we know our patients need, which will lead to better care, better outcomes and frankly lower cost in that dream. So, I do think it’s great to be partnered with someone that has that level of resources, and also I think has the level of focus to kind of think about the problem the same way we do that.

Mike Pykosz: Is that fair?

Karen Lynch: Yeah, that’s fair.

Mike Pykosz: Not to put you on the spot.

Mike Pykosz: All right. Appreciate all the questions. Karen, thank you for all the time.

Karen Lynch: Thank you for having me. Thank you.

FORWARD LOOKING STATEMENTS

Cautionary Statement Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of Oak Street Health or CVS Health. This communication contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding Oak Street Health’s expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Statements in this communication that are forward looking may include, but are not limited to, statements regarding the benefits of the proposed acquisition of Oak Street Health by CVS Health and the associated integration plans, expected synergies and revenue opportunities, anticipated future operating performance and results of Oak Street Health or CVS Health, the expected management and governance of Oak Street Health following the acquisition and expected timing of the closing of the proposed acquisition and other transactions contemplated by the merger agreement governing the proposed acquisition (the “Merger Agreement”). By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Such risks and uncertainties include, but are not limited to: the occurrence of any event, change or other circumstance that could give rise to the right of Oak Street Health or CVS Health or both of them to terminate the Merger Agreement, including circumstances requiring a party to pay the other party a termination fee pursuant to the Merger Agreement; the failure to obtain applicable regulatory or Oak Street Health stockholder approval in a timely manner or otherwise; the risk that the acquisition may not close in the anticipated timeframe or at all due to one or more of the other closing conditions to the transaction not being satisfied or waived; the risk that there may be unexpected costs, charges or expenses resulting from the proposed acquisition; risks related to the ability of Oak Street Health and CVS Health to successfully integrate the businesses and achieve the expected synergies and operating efficiencies within the expected timeframes or at all and the possibility that such integration may be more difficult, time consuming or costly than expected; risks that the proposed transaction disrupts Oak Street Health’s or CVS Health’s current plans and operations; the risk that certain restrictions during the pendency of the proposed transaction may impact Oak Street Health’s or CVS Health’s ability to pursue certain business opportunities or strategic transactions; risks related to disruption of each company’s management’s time and attention from ongoing business operations due to the proposed transaction; continued availability of capital and financing and rating agency actions; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Oak Street Health’s and/or CVS Health’s common stock, credit ratings or operating results; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Oak Street Health and CVS Health to retain and hire key personnel, to retain customers and to maintain relationships with each of their respective business partners, suppliers and customers and on their respective operating results and businesses generally, including with respect to Humana Inc. and its affiliates, which lease or license to Oak Street Health a majority of Oak Street Health’s primary care centers; the risk of litigation that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers and/or regulatory actions related to the proposed acquisition, including the effects of any outcomes related thereto; risks related to unpredictable and severe or catastrophic events, including but not limited to acts of terrorism, war or hostilities, cyber attacks, or the impact of the COVID-19 pandemic or any other pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide on Oak Street Health’s or CVS Health’s business, financial condition and results of operations, as well as the response thereto by each company’s management; and other business effects, including the effects of industry, market, economic, political or regulatory conditions. Also, Oak Street Health’s and CVS Health’s actual results may differ materially from those contemplated by the forward-looking statements for a number of additional reasons as described in Oak Street Health’s and CVS Health’s respective filings with the Securities and Exchange Commission (the “SEC”), including those set forth in the Risk Factors section and under any “Forward-Looking Statements” or similar heading in Oak Street Health’s or CVS Health’s respective most recently filed Annual Report on Form 10-K, Oak Street Health’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and Oak Street Health’s and CVS Health’s Current Reports on Form 8-K.

You are cautioned not to place undue reliance on Oak Street Health’s or CVS Health’s forward-looking statements. Oak Street Health’s and CVS Health’s respective forward-looking statements are and will be based upon each company’s management’s then-current views and assumptions regarding CVS Health’s proposed acquisition of Oak Street Health, future events and operating performance, and are applicable only as of the dates of such statements. Neither Oak Street Health nor CVS Health assumes any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.

Additional Information and Where to Find It

This communication is being made in respect to the proposed transaction involving Oak Street Health and CVS Health. A meeting of the stockholders of Oak Street Health will be announced as promptly as practicable to seek Oak Street Health stockholder approval in connection with the proposed transaction. Oak Street Health and CVS Health intend to file relevant materials with the SEC, including that Oak Street Health will file a preliminary and definitive proxy statement relating to the proposed transaction. The definitive proxy statement will be mailed to Oak Street Health’s stockholders. This communication is not a substitute for the proxy statement or any other document that may be filed by Oak Street Health with the SEC.

BEFORE MAKING ANY DECISION, OAK STREET HEALTH STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Any vote in respect of resolutions to be proposed at Oak Street Health’s stockholder meeting to approve the proposed transaction or other responses in relation to the proposed transaction should be made only on the basis of the information contained in Oak Street Health’s proxy statement. You will be able to obtain a free copy of the proxy statement and other related documents (when available) filed by Oak Street Health and documents filed by CVS Health with the SEC at the website maintained by the SEC at www.sec.gov or by accessing the Investor Relations section of Oak Street Health’s website at https://www.oakstreethealth.com for documents filed by Oak Street Health or the Investors portion of CVS Health’s website at https://investors.cvshealth.com for documents filed by CVS Health.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Oak Street Health, CVS Health and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Oak Street Health’s stockholders in connection with the proposed transaction. Information regarding CVS Health’s directors and executive officers is contained in CVS Health’s Definitive Proxy Statement for its 2022 Annual Meeting of Stockholders filed with the SEC on April 1, 2022 as updated by CVS Health’s subsequent filings made on www.sec.gov. Information regarding Oak Street Health’s directors and executive officers, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the proxy statement described above. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov or by accessing the Investor Relations section of Oak Street Health’s website at https://www.oakstreethealth.com for documents filed by Oak Street Health or the Investors portion of CVS Health’s website at https://investors.cvshealth.com for documents filed by CVS Health.